PRESS RELEASE
                                 EXHIBIT (a)(9)


                                          The Peoples Holding Company (AMEX:PHC)
                                          P.O. Box 709
                                          Tupelo, MS 38801-0709
                                          Phone: (662) 680-1001
                                          Fax: (662) 680-1234
                                          www.thepeopleplace.com


For additional information, contact:
Stuart R. Johnson
Executive Vice President & Chief Financial Officer
(662) 680-1472

Date:  May 15, 2001


THE PEOPLES  HOLDING  COMPANY  ANNOUNCES  RESULTS OF TENDER OFFER

TUPELO,  MISSISSIPPI - The Peoples  Holding  Company,  (American Stock Exchange:
PHC) (the "Company"), the holding company for The Peoples Bank & Trust Company, announced today the final results of its tender offer, which expired on May 15, 2001. On April 16, 2001, the Company offered to purchase up to 604,312 shares of its Common Stock at $23.00 per share. As of May 15, 2001, The Peoples Holding Company has accepted for payment a total of 221,023 shares of its Common Stock at a purchase price of $23.00 per share. The offer was under-subscribed and The Peoples Holding Company accepted all shares validly tendered. The Company's management and Board of Directors believe that the Company's business, assets and prospects, coupled with the market price of its shares of Common Stock, made this purchase of shares pursuant to the terms and conditions of the offer an attractive investment opportunity.

COMMUNITY BANKING. The Peoples Bank & Trust Company's business activities are conducted through the bank and its wholly-owned subsidiaries, Peoples Insurance Agency, Dominion Life and Health P.A., Alliance Finance Company and Dominion Company (Dominion companies). The Bank is headquartered in Tupelo, Mississippi, and has over $1.2 Billion in assets. The Bank accounts for substantially all of the assets and revenues of The Peoples Holding Company. On December 31, 2000, the Bank had 41 banking offices in Tupelo, Aberdeen, Amory, Batesville, Belden, Booneville, Calhoun City, Coffeeville, Corinth, Grenada, Guntown, Hernando, Iuka, Louisville, New Albany, Okolona, Olive Branch, Pontotoc, Saltillo, Sardis, Shannon, Smithville, Southaven, Verona, Water Valley, West Point, and Winona, Mississippi. The Peoples Holding Company, The Peoples Bank's parent company, is traded on the American Stock Exchange (PHC).